Exhibit 11.2

KE Holdings Inc.

SECOND Amended and restated Statement of Policies

Governing Material non-public Information and

The Prevention of Insider Trading

(AS ADOPTED BY THE BOARD OF DIRECTORS OF KE Holdings Inc.

ON NOVEMBER 30, 2023 and effective on NOVEMBER 30, 2023)

This Second Amended and Restated Statement of Policies Governing Material Non-Public Information and the Prevention of Insider Trading (this “Statement”) applies to all directors, officers, employees and consultants of KE Holdings Inc. and its subsidiaries and affiliated entities (collectively, the “Company”).

This Statement consists of four sections: Section I provides an overview; Section II sets forth the Company’s code governing securities transactions by the directors (the “Code”); Section III sets forth the Company’s policies prohibiting insider trading; and Section IV explains insider trading.

I.

SUMMARY

Preventing insider trading is necessary to comply with the United States securities laws, Hong Kong securities laws and the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited (the “Hong Kong Listing Rules”) and any other applicable laws and regulations, and to preserve the reputation and integrity of the Company, as well as that of all persons affiliated with it. “Insider trading” occurs when any person purchases or sells any securities while in possession of inside information relating to the securities. As explained in Section IV below, “inside information” is information which is considered to be both “material” and “non-public.”

Directors wishing to deal in any securities in the Company must first have regard to the provisions of Parts XIII and XIV of the Hong Kong Securities and Futures Ordinance with respect to insider dealing and market misconduct. However, there are occasions where directors should not be free to deal in the Company’s securities even though the statutory requirements will not be contravened.

One of the most important thrust of this Statement is that directors who are aware of or privy to any negotiations or agreements related to intended acquisitions or disposals which are notifiable transactions under Chapter 14 of the Hong Kong Listing Rules or connected transactions under Chapter 14A of the Hong Kong Listing Rules or any inside information must refrain from dealing in the Company’s securities as soon as they become aware of them or privy to them until the information has been announced. Directors who are privy to relevant negotiations or agreements or any inside information should caution those directors who are not so privy that there may be inside information and that they must not deal in the Company’s securities for a similar period.

In addition, a director must not make any unauthorised disclosure of confidential information, whether to co-trustees (where he is a co-trustee of a trust) or to any other person (even those to whom he owes a fiduciary duty) or make any use of such information for the advantage of himself or others

The Company considers strict compliance with the policies set forth in this Statement (collectively, the “Policy”) to be a matter of utmost importance. Violation of the Policy could cause extreme reputational damage and possible legal liability to you and the Company. Knowing or willful violations of the letter or spirit of the Policy will be grounds for immediate dismissal from the Company. Violation of the Policy might expose the violator to severe criminal penalties, as well as civil liability to any person harmed by the violation. The monetary damages flowing from a violation could be multiple times the profit realized by the violator, not to mention the attorney’s fees of the persons harmed.

Directors are required to comply with both sections II and III of this Statement. A breach of section II of this Statement by any director will be regarded as a breach of the Hong Kong Listing Rules.  Where The Stock Exchange of Hong Kong Limited (the “HKEx”) has granted a waiver (the “HKEx Waiver”) from strict compliance with any particular provision(s) in section II of this Statement, the application of such provision(s) shall be limited according to the terms and conditions of the HKEx Waiver.

Section II of this Statement applies to directors only, and Section III of this Statement applies to all officers, directors, employees and advisors (e.g., accountants, attorneys, investment bankers and consultants) of the Company and its subsidiaries or any consolidated entities or any other person or entity (a) over which an individual mentioned above exercises influence or control of its investment decisions, or (b) which effects a transaction in the Company’s securities, which securities are in fact beneficially owned by any of the individuals mentioned above (“Insider(s)”).  Every Insider must review this Statement, and when requested by the Company, must execute and return the Certificate of Compliance attached hereto to the Compliance Officer for the Company (the “Compliance Officer”) within seven (7) days after receiving the request. Questions regarding this Statement should be directed to the Compliance Officer by e-mail at BEKE_LegalCompliance@ke.com.

II.

CODE FOR SECURITIES TRANSACTIONS BY DIRECTORS

1.	For the purpose of this section II,
a.

“dealing” includes, subject to paragraph (d) below, any acquisition, disposal or transfer of, or offer to acquire, dispose of or transfer, or creation of pledge, charge or any other security interest in, any securities of the Company or any entity whose assets solely or substantially comprise securities of the Company, and the grant, acceptance, acquisition, disposal, transfer, exercise or discharge of any option (whether call, put or both) or other right or obligation, present or future, conditional or unconditional, to acquire, dispose of or transfer securities, or any interest in securities, of the Company or any such entity, in each case whether or not for consideration and any agreements to do any of the foregoing, and “deal” shall be construed accordingly;

b.	“beneficiary” includes any discretionary object of a discretionary trust (where the director is aware of the arrangement) and any beneficiary of a non-discretionary trust;
c.

“securities” means listed securities and any unlisted securities that are convertible or exchangeable into listed securities and structured products (including derivative warrants), such as those described in Chapter 15A of the Hong Kong Listing Rules, issued in respect of the listed securities of a listed issuer;

d.	the definition of “dealing” in paragraph (a) above, the following dealings are not subject to the provisions of this Code:
i.

taking up of entitlements under a rights issue, bonus issue, capitalisation issue or other offer made by the Company to holders of its securities (including an offer of shares in lieu of a cash dividend) but, for the avoidance of doubt, applying for excess shares in a rights issue or applying for shares in excess of an assured allotment in an open offer is a “dealing”;

ii.	allowing entitlements to lapse under a rights issue or other offer made by the Company to holders of its securities (including an offer of shares in lieu of a cash dividend);
iii.

undertakings to accept, or the acceptance of, a general offer for shares in the Company made to shareholders other than those that are concert parties (as defined under the Hong Kong Code on Takeovers and Mergers) of the offeror;

iv.

exercise of share options or warrants or acceptance of an offer for shares pursuant to an agreement entered into with the Company before a period during which dealing is prohibited under this Code at the pre-determined exercise price, being a fixed monetary amount determined at the time of grant of the share option or warrant or acceptance of an offer for shares;

v.

an acquisition of qualification shares[1] where, under the Company’s constitutional documents, the final date for acquiring such shares falls within a period when dealing is prohibited under this Code and such shares cannot be acquired at another time;

vi.	dealing where the beneficial interest or interests in the relevant security of the Company do not change;

1 As an example for illustrative purposes, “qualification shares” refers to the shares that a person is required to hold under the Company’s constitutional documents in order to be a director.

vii.

dealing where a shareholder places out his existing shares in a “top-up” placing[2] where the number of new shares subscribed by him pursuant to an irrevocable, binding obligation equals the number of existing shares placed out and the subscription price (after expenses) is the same as the price at which the existing shares were placed out; and

viii.	dealing where the beneficial ownership is transferred from another party by operation of law.
2.

For the purpose of this Code, the grant to a director of an option to subscribe or purchase his Company’s securities shall be regarded as a dealing by him, if the price at which such option may be exercised is fixed at the time of such grant. If, however, an option is granted to a director on terms whereby the price at which such option may be exercised is to be fixed at the time of exercise, the dealing is to be regarded as taking place at the time of exercise.

Rules

A.	Absolute Prohibitions
1.

A director must not deal in any of the securities of the Company at any time when he possesses inside information in relation to those securities, or where clearance to deal is not otherwise conferred upon him under rule B.8 of this Code in Section II of this Statement.

2.	A director must not deal in the securities of the Company when by virtue of his position as a director of another issuer, he possesses inside information in relation to those securities.
3.	(a) A director must not deal in any securities of the Company on any day on which its financial results are published and:
i.

during the period of 60 days immediately preceding the publication date of the annual results or, if shorter, the period from the end of the relevant financial year up to the publication date of the results; and

ii.

during the period of 30 days immediately preceding the publication date of the quarterly results (if any) and half-year results or, if shorter, the period from the end of the relevant quarterly or half-year period up to the publication date of the results,

2 As an example for illustrative purposes, a “top-up” placing usually refers to a situation where placing shareholders place their existing shares with independent persons, and then subscribe for additional new shares, in order for the Company to raise funds.

unless the circumstances are exceptional, for example, where a pressing financial commitment has to be met as described in section C below. In any event, the director must comply with the procedure in rules B.8 and B.9 of this Code.

(b) The Company must notify the HKEx in advance of the commencement of each period during which directors are not allowed to deal under rule A.3(a).

Note: Directors should note that the period during which they are not allowed to deal under rule A.3 will cover any period of delay in the publication of a results announcement.

4.

Where a director is a sole trustee, the provisions of this Code will apply to all dealings of the trust as if he were dealing on his own account (unless the director is a bare trustee and neither he nor any of his close associates is a beneficiary of the trust, in which case the provisions of this Code will not apply).

5.

Where a director deals in the securities of the Company in his capacity as a co-trustee and he has not participated in or influenced the decision to deal in the securities and is not, and none of his close associates is, a beneficiary of the trust, dealings by the trust will not be regarded as his dealings.

6.

The restrictions on dealings by a director contained in this Code will be regarded as equally applicable to any dealings by the director’s spouse or by or on behalf of any minor child (natural or adopted) and any other dealings in which for the purposes of Part XV of the Hong Kong Securities and Futures Ordinance he is or is to be treated as interested. It is the duty of the director, therefore, to seek to avoid any such dealing at a time when he himself is not free to deal.

7.

When a director places investment funds comprising securities of the Company under professional management, discretionary or otherwise, the managers must nonetheless be made subject to the same restrictions and procedures as the director himself in respect of any proposed dealings in the Company’s securities.

B.	Notification
8.

A director must not deal in any securities of the Company without first notifying in writing the chairman or a director (otherwise than himself) designated by the board for the specific purpose and receiving a dated written acknowledgement. In his own case, the chairman must first notify the board at a board meeting, or alternatively notify a director (otherwise than himself) designated by the board for the purpose and receive a dated written acknowledgement before any dealing. The designated director must not deal in any securities of the Company without first notifying the chairman and receiving a dated written acknowledgement. In each case,

a.	a response to a request for clearance to deal must be given to the relevant director within five business days of the request being made; and
b.	the clearance to deal in accordance with (a) above must be valid for no longer than five business days of clearance being received.

Note: For the avoidance of doubt, the restriction under A.1 of this Code applies if inside information develops following the grant of clearance.

9.

The procedure established within the Company must, as a minimum, provide for there to be a written record maintained by the Company that the appropriate notification was given and acknowledged pursuant to rule B.8 of this Code, and for the director concerned to have received written confirmation to that effect.

10.

Any director of the Company who acts as trustee of a trust must ensure that his co-trustees are aware of the identity of any company of which he is a director so as to enable them to anticipate possible difficulties. A director having funds under management must likewise advise the investment manager.

11.

Any director who is a beneficiary, but not a trustee, of a trust which deals in securities of the Company must endeavor to ensure that the trustees notify him after they have dealt in such securities on behalf of the trust, in order that he in turn may notify the Company. For this purpose, he must ensure that the trustees are aware of the Company of which he is a director.

12.	The register maintained in accordance with Section 352 of the Hong Kong Securities and Futures Ordinance should be made available for inspection at every meeting of the board.
13.

The directors of the Company must as a board and individually endeavour to ensure that any employee of the Company or director or employee of a subsidiary company who, because of his office or employment in the Company or a subsidiary, is likely to possess inside information in relation to the securities of the Company does not deal in those securities when he would be prohibited from dealing by this Code if he were a director.

C.	Exceptional Circumstances
14.

If a director proposes to sell or otherwise dispose of securities of the Company under exceptional circumstances where the sale or disposal is otherwise prohibited under this Code, the director must, in addition to complying with the other provisions of this Code, comply with the provisions of rule B.8 of this Code regarding prior written notice and acknowledgement. The director must satisfy the chairman or the designated director that the circumstances are exceptional and the proposed sale or disposal is the only reasonable course of action available to the director before the director can sell or dispose of the securities. The Company shall give written notice of such sale or disposal to the HKEx as soon as practicable stating why it considered the circumstances to be exceptional. The Company shall publish an announcement in accordance with rule 2.07C immediately after any such sale or disposal and state that the chairman or the designated director is satisfied that there were exceptional circumstances for such sale or disposal of securities by the director. An example of the type of circumstances which may be considered exceptional for such purposes would be a pressing financial commitment on the part of the director that cannot otherwise be satisfied.

D.	Disclosure

15.

In relation to securities transactions by directors, the Company shall disclose in its interim reports (and summary interim reports, if any) and the Corporate Governance Report contained in its annual reports (and summary financial reports, if any):

a.

whether the Company has adopted a code of conduct regarding securities transactions by directors on terms no less exacting than the required standard set out in the Model Code for Securities Transactions by Directors of Listed Issuers (Appendix 10 to the Hong Kong Listing Rules) (the “Model Code”);

b.

having made specific enquiry of all directors, whether its directors have complied with, or whether there has been any non-compliance with, the required standard set out in the Model Code and its code of conduct regarding securities transactions by directors; and

c.

in the event of any non-compliance with the required standard set out in the Model Code, details of such non-compliance and an explanation of the remedial steps taken by the Company to address such non-compliance.

III.

POLICIES PROHIBITING INSIDER TRADING

For purposes of this Section III and subject to Rule 17.05 and Appendix 10 to the Hong Kong Listing Rules and any other applicable law and regulations, the terms “purchase” and “sell” of securities exclude the acceptance of options or other share-based awards granted by the Company and the exercise of options or vesting of other share-based awards, if applicable, that does not involve the sale of securities. Among other things, the cashless exercise of options does involve the sale of securities and therefore is subject to the policies set forth below. The Policy does not apply to the exercise of a tax withholding right pursuant to which you elect to have the Company withhold ordinary shares or American Depositary Shares (“ADSs”) subject to an option or other award to satisfy tax withholding requirements.

A.No Trading – No director, officer, employee or consultant of the Company may purchase or sell any ADSs, ordinary shares or other securities of the Company or enter into a binding security trading plan in compliance with Rule 10b5-1 under the U.S. Securities Exchange Act of 1934, as amended (a “Trading Plan”) while in possession of material non-public information relating to the Company or its ADSs, ordinary shares or other securities (the “Material Information”).

In the event that the Material Information possessed by you relates to the ADSs or other securities of the Company, the above policy will require waiting for at least forty-eight (48) hours after public disclosure of the Material Information by the Company, which forty-eight (48) hours shall include in all events at least one full Trading Day on the stock exchange where the Company’s ADSs representing its ordinary shares are listed and traded (the “Stock Exchange”) following such public disclosure. The term “Trading Day” is defined as a day on which the Stock Exchange is open for trading. Except for public holidays in the United States, the Stock Exchange’s regular trading hours are from 9:30 a.m. to 4:00 p.m., New York City time, Monday through Friday.

In addition, no director, officer, employee or consultant of the Company may purchase or sell any securities of the Company or enter into a Trading Plan, without the prior clearance by the Compliance Officer, during any period designated as a “limited trading period” by the Company, regardless of whether such director, officer, employee or consultant possesses any Material Information.

Furthermore, all transactions in the securities of the Company (including without limitation, acquisitions and dispositions of the ADSs, the sale of ordinary shares issued upon exercise of options or vesting of other share-based awards and the execution of a Trading Plan, but, subject to Rule 17.05 and Appendix 10 to the Hong Kong Listing Rules and any other applicable law and regulations, excluding the acceptance of options or other share-based awards granted by the Company and the exercise of options or vesting of other share-based awards that does not involve the sale of securities) by directors, officers and key employees designated by the Company from time to time must be pre-approved by the Compliance Officer.

For the Company’s disclosure purposes, directors and officers must report all transactions in the securities of the Company that are the subject of an issuer share repurchase plan or program (“Repurchase Program”) of the Company within four business days before or after the announcement of the Repurchase Program to the Compliance Officer.

Please see Section IV below for an explanation of the Material Information.

B.Trading Window – Assuming none of the “no trading” restrictions set forth in Section III-A above applies, no director, officer, or key employees designated by the Company from time to time may purchase or sell any securities of the Company or enter into a Trading Plan other than during a Trading Window.

A “Trading Window” is the period in any fiscal quarter of the Company commencing at the close of business on the second Trading Day following the date of the Company’s public disclosure of its financial results for the prior year or quarter, as applicable, and ending on December 31, March 31, June 30 or September 30, as the case may be.

In other words,

(1) beginning on January 1 of each year, no director, officer, or key employees designated by the Company from time to time may purchase or sell any securities of the Company or enter into a Trading Plan until the close of business on the second Trading Day following the date of the Company’s public disclosure of its financial results for the fiscal year ended on December 31 of the prior year, and

(2) beginning on April 1, July 1 and October 1 of each year, no director, officer, or key employees designated by the Company from time to time may purchase or sell any securities of the Company or enter into a Trading Plan until the close of business on the second Trading Day following the date of the Company’s public disclosure of its financial results for the fiscal quarter ended on March 31, June 30 and September 30 of that year, respectively.

If the Company’s public disclosure of its financial results for the prior period occurs on a Trading Day more than four hours before the Stock Exchange closes, then such date of disclosure shall be considered the first Trading Day following such public disclosure.

Please note that trading in any securities of the Company during the Trading Window is not a “safe harbor,” and all directors, officers, employees and consultants of the Company should strictly comply with the Policy.

When in doubt, do not trade!  Check with the Compliance Officer first.

Notwithstanding the foregoing, sale of securities of the Company pursuant to an existing Trading Plan which was entered into in accordance with the Policy and in compliance with applicable law is not subject to the restrictions on trading in Sections III-A and III-B above.

C.No Tipping – No director, officer, employee or consultant of the Company may directly or indirectly disclose any Material Information to anyone who trades in securities (so-called “tipping”), regardless of whether the person or entity who receives the information, the “tippee,” is related to the insider and regardless of whether the insider receives any monetary benefit from the tippee.

D.Confidentiality – No director, officer, employee or consultant of the Company may communicate any Material Information to anyone outside the Company under any circumstances unless approved by the Compliance Officer in advance, or to anyone within the Company other than on a need-to-know basis.

E.No Comment – No director, officer, employee or consultant of the Company may discuss any internal matters or developments of the Company with anyone outside the Company, except as required for the performance of regular corporate duties.  Unless you are expressly authorized to the contrary, if you receive any inquiries about the Company or its securities by the financial press, research analysts or others, or any requests for comments or interviews, you are required to decline comment and direct the inquiry or request to the Company’s Chief Financial Officer, who is responsible for coordinating and overseeing the release of information of the Company to the investing public, analysts and others in compliance with applicable laws and regulations.

F.Corrective Action – If you become aware that any potential Material Information has been or may have been inadvertently disclosed, you must notify the Compliance Officer immediately so that the Company can determine whether or not corrective action, such as general disclosure to the public, is warranted.

G.Rule 10b5-1 Trading Plans – Notwithstanding the prohibition against insider trading, Rule 10b5-1 provides an affirmative defense against insider trading liability under Rule 10b-5. A person subject to this Policy can rely on this defense and trade in the Company’s securities, regardless of their awareness of inside information, if the transaction occurs pursuant to a pre-arranged written Trading Plan that was entered into when the person was not in possession of material non-public information and that complies with the requirements of Rule 10b5-1.

Anyone subject to this Policy who wishes to enter into a Trading Plan must submit the Trading Plan to the Compliance Officer for approval prior to the planned entry into the Trading Plan. Trading Plans may not be adopted by a person when he or she is in possession of material non-public information about the Company or its securities and must comply with the requirements of Rule 10b5-1 (including specified waiting periods and limitations on multiple overlapping plans and single trade plans).

Once a Trading Plan is adopted, you must not exercise any subsequent influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade.  You may amend or replace a Trading Plan only during periods when trading is permitted in accordance with this Policy, and you must submit any proposed amendment or replacement of a Trading Plan to the Compliance Officer for approval prior to adoption. You must provide notice to the Compliance Officer prior to terminating a Trading Plan. You should understand that a modification or termination of a Trading Plan may call into question your good faith in entering into and operating the plan (and therefore may jeopardize the availability of the affirmative defense against insider trading allegations).

Notwithstanding the foregoing, the establishment of the Trading Plan by any director of the Company is subject to the restrictions under the Hong Kong Securities and Futures Ordinance and Hong Kong Listing Rules. Where an HKEx Waiver from strict compliance with requirements of relevant rules regarding establishment of a Trading Plan by a director of the Company is granted, the establishment of a Trading Plan shall be limited according to the terms and conditions of such HKEx Waiver.

IV.

EXPLANATION OF INSIDER TRADING

As noted above, “insider trading” refers to the purchase or sale of a security while in possession of “material” “non-public” information relating to the security. “Securities” include not only stocks, bonds, notes and debentures, but also options, warrants and similar instruments. “Purchase” and “sale” are defined broadly under the U.S. federal securities laws.  “Purchase” includes not only the actual purchase of a security, but any contract to purchase or otherwise acquire a security. “Sale” includes not only the actual sale of a security, but any contract to sell or otherwise dispose of a security. These definitions extend to a broad range of transactions, including conventional cash-for-stock transactions, the grant and exercise of stock options and acquisitions and exercises of warrants or puts, calls or other options related to a security. It is generally understood that “insider trading” includes the following:

•	trading by insiders while in possession of material non-public information;
•

trading by persons other than insiders while in possession of material non-public information where the information either was given in breach of an insider’s fiduciary duty to keep it confidential or was misappropriated; and

•	communicating or tipping material non-public information to others, including recommending the purchase or sale of a security while in possession of material non-public information.

As noted above, for purposes of this Statement except for Section II, the terms “purchase” and “sell” of securities exclude the acceptance of options or other share-based awards granted by the Company and the exercise of options or vesting of other share-based awards that does not involve the sale of securities.  Among other things, the cashless exercise of options does involve the sale of securities and therefore is subject to the Policy.

What Facts are Material?

The materiality of a fact depends upon the circumstances. A fact is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell or hold a security or where the fact is likely to have a significant effect on the market price of the securities. Information may be material even if it relates to future, speculative or contingent events and even if it is significant only when considered in combination with publicly available information. Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security, debt or equity.

Examples of material information include (but are not limited to) information concerning:

•dividends;

•corporate earnings or earnings forecasts, or changes to previously released earnings announcements or guidance;

•changes in financial condition or asset value;

•	negotiations for the mergers or acquisitions or dispositions of significant subsidiaries or assets;

•significant new contracts or the loss of a significant contract;

•significant new products or services;

•significant marketing plans or changes in such plans;

•capital investment plans or changes in such plans;

•	material litigation, administrative action or governmental investigations or inquiries about the Company, any of its affiliated companies, or any of its officers or directors;

•significant borrowings or financings;

•defaults on borrowings;

•new equity or debt offerings;

•adoption of repurchase plans or amendment of existing repurchase plans;

•significant personnel changes;

•	a cybersecurity incident or risk that may adversely impact the Company’s business, reputation or share value;

•changes in accounting methods and write-offs; and

•	any substantial change in industry circumstances or competitive conditions which could significantly affect the Company’s earnings or prospects for expansion.

A good general rule of thumb: when in doubt, do not trade.

What is Non-public?

Information is “non-public” if it is not available to the general public.  In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors such as through a press release or in the Company’s filing with the United States Securities and Exchange Commission (the “SEC”) or the HKEx, or through such media as Dow Jones, Reuters Economic Services, The Wall Street Journal, Bloomberg, Associated Press, PR Newswire or United Press International or other means of press deemed to be accessible to investors. Circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination.

In addition, even after a public announcement, a reasonable period of time must lapse in order for the market to react to the information. Generally, one should allow approximately forty-eight (48) hours following publication as a reasonable waiting period before such information is deemed to be public.

Who is an Insider?

“Insiders” include directors, officers, employees and consultants of a company and anyone else who has material non-public information about a company. Insiders have independent fiduciary duties to their company and its shareholders not to trade on material non-public information relating to the company’s securities. All directors, officers, employees and consultants of the Company are considered insiders with respect to material non-public information about business, activities and securities of the Company. The directors, officers, employees and consultants of the Company may not trade the Company’s securities while in possession of material non-public information relating to the Company or tip (or communicate except on a need-to-know basis) such information to others.

It should be noted that trading by household members of a director, officer, employee or consultant can be the responsibility of such director, officer, employee or consultant under certain circumstances and could give rise to legal and Company-imposed sanctions.

Trading by Persons Other than Insiders

Insiders may be liable for communicating or tipping material non-public information to a tippee, and insider trading violations are not limited to trading or tipping by insiders. Persons other than insiders also can be liable for insider trading, including tippees who trade on material non-public information tipped to them or individuals who trade on material non-public information which has been misappropriated.

Tippees inherit an insider’s duties and are liable for trading on material non-public information tipped to them by an insider. Similarly, just as insiders are liable for the insider trading of their tippees, so are tippees who pass the material non-public information along to others who trade on such information.  In other words, a tippee’s liability for insider trading is no different from that of an insider.  Tippees can obtain material non-public information by receiving overt tips from others or through, among other things, conversations at social, business, or other gatherings.

Penalties for Engaging in Insider Trading

Penalties for trading on or tipping material non-public information can extend significantly beyond any profits made or losses avoided, both for individuals engaging in the unlawful conduct and their employers.  The SEC and the United States Department of Justice have made the civil and criminal prosecution of insider trading violations a top priority.  Enforcement remedies available to the government or private plaintiffs under the U.S. federal securities laws include:

•	SEC administrative sanctions;
•	sanctions by self-regulatory organizations in the securities industry;
•	civil injunctions;
•	damage awards to private plaintiffs;
•	disgorgement of profits gained by the violator;
•	civil fines for the violator of up to three times the amount of profit gained or loss avoided by the violator;
•

civil fines for the employer or other controlling person of a violator (i.e., where the violator is an employee or other controlled person) of up to the greater of approximately US$2,500,000 or three times the amount of profit gained or loss avoided by the violator;

•	criminal fines for individual violators of up to US$5,000,000 (US$25,000,000 for an entity); and
•	jail sentences of up to 20 years.

In addition, insider trading could result in serious sanctions by the Company, including immediate dismissal.  Insider trading violations are not limited to violations of the U.S. federal securities laws. Other U.S. federal and state civil or criminal laws, such as the laws prohibiting mail and wire fraud and the Racketeer Influenced and Corrupt Organizations Act (RICO), also may be violated upon the occurrence of insider trading.

Material Non-public Information Regarding Other Companies

This Policy and the guidelines described herein also apply to material non-public information relating to other companies, including the Company’s customers, vendors and suppliers (“Business Partners”), particularly when that information is obtained in the course of employment with, or other services performed by, or on behalf of, the Company. Civil and criminal penalties, and discipline, including termination of employment for cause, may result from trading on material non-public information regarding the Company’s Business Partners. Each individual should treat material non-public information about the Company’s Business Partners with the same care required with respect to information related directly to the Company.

Individual Responsibility

Each person subject to this Policy is individually responsible for complying with this Policy and ensuring the compliance of any family members, such as spouses, minor children, adult family members who share the same household, and any other person or entity whose securities trading decisions are influenced or controlled by the person whose transactions are subject to this Policy. Accordingly, you should make your family and household members aware of the need to confer with you before they trade in the Company’s securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws concerning trading while in possession of material non-public information as if the transactions were for your own account.

CERTIFICATION OF COMPLIANCE

TO:	Compliance Officer
E:	SECOND AMENDED AND RESTATED STATEMENT OF POLICIES OF KE HOLDINGS INC. GOVERNING MATERIAL NON-PUBLIC INFORMATION AND THE PREVENTION OF INSIDER TRADING

I have received, reviewed, and understand the policies set forth in the above-referenced Statement of Policies (such policies, as amended from time to time, the “Policy”) and hereby undertake, as a condition to my present and continued employment at or association with KE Holdings Inc. or any of its subsidiaries or affiliated entities, to comply fully with the Policy.

I hereby certify that I have adhered to the Policy during the time period that I have been employed by or associated with KE Holdings Inc. or any of its subsidiaries or affiliated entities.

I hereby undertake to adhere to the Policy in the future.

Signature: __________________________

Name: _______________________________

ID Card Number: _____________________________

Title: _______________________________________

Date: _______________________________________